Exhibit 7.9

AMERICAN CAPITAL STRATEGIES, LTD.

The business address for each of the directors and executive officers of American Capital Strategies, Ltd. is 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814. All directors and executive officers of American Capital Strategies, Ltd. are United States citizens.

Directors	Principal Occupation

Malon Wilkus	President, Chief Executive Officer and Chairman of the Board of Directors American Capital Strategies, Ltd.

Mary C. Baskin	Managing Director Ansley Consulting Group

Neil M. Hahl	General Business Consultant

Philip R. Harper	Chairman, Chief Executive Officer and President US Investigations Services, Inc.

Stan Lundine	Of Counsel, Sotir and Goldman and Executive Director, Chautauqua County Health Network

Kenneth D. Peterson, Jr.	Chief Executive Officer Columbia Ventures Corporation

Alvin N. Puryear	Professor Baruch College of the City University of New York

Executive Officers

John R. Erickson	Executive Vice President, Chief Financial Officer and Secretary American Capital Strategies, Ltd.

Ira J. Wagner	Executive Vice President and Chief Operating Officer American Capital Strategies, Ltd.

Roland H. Cline	Senior Vice President and Managing Director American Capital Strategies, Ltd.

Gordon J. O’Brien	Senior Vice President and Managing Director American Capital Strategies, Ltd.

Darin R. Winn	Senior Vice President and Managing Director American Capital Strategies, Ltd.